UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 5, 2012

DC BRANDS INTERNATIONAL, INC.
 (Exact name of registrant as specified in its charter)

Colorado	000-054031
(State or other jurisdiction of incorporation)	(Commission File No.)

9500 W. 49th Avenue, Suite D-106
Wheat Ridge, CO 80033
(Address of principal executive offices and Zip Code)

303-279-3800
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.    Changes in Control of Registrant.

On June 5, 2012, a change in control of DC Brands International, Inc. (“DC Brands” or the “Company”) occurred when Richard Pearce sold all of his 91,111 shares of Series A Preferred Stock (the “Preferred Stock”) in a private share purchase transaction to Stephen Horgan, the Company’s Chief Executive Officer, President and Chairman of the Board.  Mr. Pearce sold his shares to Mr. Horgan for a non-recourse note in the principal amount of Two Hundred Fifty Thousand Dollars ($250,000), which note is secured by the Preferred Stock.  Mr. Horgan now has voting control over 51.25% of the Company’s outstanding equity of the Company.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2012, the Company announced Mr. Horgan’s appointment as Chief Executive Officer and Chairman of the Board and Richard Pearce’s resignation as Chief Executive Officer and Chairman of the Board of the Company.  In connection with his resignation the Company entered into a Severance Agreement and Release (the “Severance Agreement”) with Mr. Pearce.

Set forth below is a description of the terms of the Severance Agreement that the Company deems to be material; however the Company does not purport that such description is a complete description of all of the terms of the Severance Agreement:

•
Mr. Pearce irrevocably and voluntarily resigned for the purposes of retirement from his position as Chairman and Chief Executive Officer of the Company and from the Board of Directors of the Company and all of its subsidiaries or affiliates as of the Effective Date of the Severance Agreement.

•
As of June 5, 2012, Mr. Pearce will have no further obligation or authority to perform duties and functions on behalf of DC Brands and/or its subsidiaries or affiliates and will refrain from performing such duties or functions; however, Mr. Pearce agreed to cooperate with DC Brands as necessary for the business of DC Brands when requested by the President, Chief Executive Officer and/or Chairperson of the Board.

•
The Company will pay Mr. Pearce all accrued and unpaid base salary and expense reimbursement owed to him to date of Four Million Seven Hundred Seventy-Five Thousand Eight Hundred Thirty-Four Dollars ($4,775,834) in accordance with the terms of a secured convertible promissory note (the “Note”), which will be secured by the property, equipments and intellectual property of the Company and provide for the ability to convert to common stock at a sixty percent (60%) discount to market.

•
Mr. Pearce shall have the right to receive at no cost to him up to Five Hundred Dollars ($500) worth of Hard Nutrition products for his personal use (based upon the cost of the products to the Company) per month until such time as the Note is paid in full.

•
The Company agreed to issue to Cut & Dried Productions, LLC (“Cut & Dried”) a promissory note in the principal amount of the short term loans from Cut & Dried which is approximately Four Hundred Thousand Dollars ($400,000)), which note shall provide that the loan is to be repaid at the rate of One Hundred Thousand Dollars ($100,000) per month until paid in full and to issue additional notes evidencing debt as well as to make certain future bonus payments.

•
The Company also agreed to pay a bonus to various named employees and consultants having an aggregate value of $1.8 million dollars, payable in the discretion of the Company in the form of stock or cash or a combination thereof, half of which is payable six months from the date of the Severance Agreement and the balance of which is payable one year from the date of the Severance Agreement.

•
For a period commencing on the Effective Date of the Agreement and ending June 5, 2013, Mr. Pearce agreed not to, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which is a competitor of DC Brands and/or its subsidiaries or affiliates.

•	The Severance Agreement also contains additional provisions which are customary for agreements of this type. These include confidentiality provisions.

•
In connection with the foregoing and in consideration of the undertakings of the Company, Mr. Pearce executed a Release pursuant to which he agreed not to sue DC Brands, its affiliates, subsidiaries, divisions, and related parties. The Severance Agreement contained a similar release from DC Brands to Mr. Pearce.

•	Mr. Pearce’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

Item 9.01     Financial Statements and Exhibits

(d)	Exhibits
Exhibit No.	Description of Exhibit
99.1	Press Release dated June 5, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DC BRANDS INTERNATIONAL, INC.

Date: June 11, 2012	By:	/s/ Robert H. Armstrong
Robert H. Armstrong
Chief Financial Officer